Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED DISTRIBUTION RIGHTS AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED DISTRIBUTION RIGHTS AGREEMENT (the “Second Amendment”) is made effective as of this 12 day of October, 2005, by and between Biovail Laboratories International SRL, a Barbados International Society with Restricted Liability and having a principal place of business at Chelston Park, Building 2, Collymore Rock, St. Michael, BH1, Barbados, WI (“Biovail”), and SmithKline Beecham Corporation, a GlaxoSrnithKline company, a corporation duly organized and existing under the applicable laws of the Commonwealth of Pennsylvania and having a principal place of business at One Franklin Plaza, Philadelphia, PA 19101 (“GSK”). Biovail and GSK are collectively referred to in this Second Amendment as the “Parties” and individually as a “Party.”

WHEREAS, Biovail and GSK are parties to an Amended and Restated Distribution Rights Agreement, effective as of October 26, 2001, as amended (the “Agreement”); and

WHEREAS, pursuant to Section 2.01(c) Biovail has contracted with its Affiliate, Biovail Pharmaceuticals, Inc., (“BPI”) to be responsible for promotion, marketing and selling of the Products in the Territory; and

WHEREAS, the pursuant to Section 2.03 of the Agreement, neither Biovail nor BPI may, without GSK’s prior written consent, engage any Third Party to market, promote, advertise, or distribute the Product; and

WHEREAS, BPI desires to engage MedPointe Healthcare, Inc., a corporation duly organized and existing under the applicable laws of the State of Delaware and having a principal place of business at 265 Davidson Avenue, Somerset, NJ 08873 (“MedPointe”), to co-promote the Product as set forth in this Second Amendment; and

WHEREAS, Biovail and GSK mutually desire to amend the terms of the Agreement to allow BPI to engage MedPointe as provided in this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, GSK and Biovail agree as follows:

1.             Section 2.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.04 Approval of MedPointe.

(a)           Notwithstanding the provisions of Section 2.03 and subject to the terms and conditions of this Section 2.04, GSK hereby consents to the engagement by BPI of MedPointe Healthcare, Inc. to perform certain promotional activities with respect to the Products.

(b)           The consent granted by GSK as provided in Section 2.04(a) above is limited to MedPointe only and only for the co-promotion activities set forth in Section 2.04(c). Further, the consent granted by GSK to Biovail as provided in Section 2.04(a) will become effective upon October 1, 2005, and will remain in effect for the immediately succeeding consecutive three (3) year period (the “MedPointe Term”), which MedPointe Term may be extended for additional consecutive twelve (12) month periods by mutual written agreement of the Parties.

(c)           Biovail acknowledges and agrees that BPI will enter into a written agreement with MedPointe to engage MedPointe to perform promotional services with respect to the Products (the “MedPointe Detailing Services Agreement”). The term of the MedPointe Detailing Services Agreement will not exceed the duration of the MedPointe Term and the MedPointe Detailing Services Agreement will immediately terminate upon termination of this Agreement. The MedPointe Detailing Services Agreement will provide that MedPointe’s activities will consist of providing annually approximately {***}† details of the Products and distributing Sample Product. Biovail represents and warrants that (i) the MedPointe Detailing Services Agreement will obligate MedPointe to comply with all obligations of Biovail under this Agreement (including without limitation, Biovail’s obligations under Article 3 and Biovail’s confidentiality obligations) in the performance of MedPointe’s obligations under the MedPointe Detailing Services Agreement; (ii) the terms and conditions of the MedPointe Detailing Services Agreement will be consistent with, and no less restrictive than, the terms and conditions of this Agreement, and (iii) Biovail will provide to GSK a copy of the MedPointe Detailing Services Agreement within ten (10) Business Days after execution thereof.

(d)           Biovail represents and warrants that MedPointe is not an Ineligible Person. Biovail agrees that the MedPointe Detailing Services Agreement will immediately terminate in the event that MedPointe should become an Ineligible Person at any time during the MedPointe Term. Biovail represents and warrants that the MedPointe Detailing Services Agreement will obligate MedPointe not to hire or otherwise engage any Ineligible Person to co-promote the Product and/or distribute the Sample Product as provided in the MedPointe Detailing Services Agreement. For the purposes of this Section 2.04(d), the term “Ineligible Person” means any Person who is currently

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

excluded, debarred, suspended or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, or has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(e)           Biovail acknowledges and agrees that despite GSK’s consent granted in Section 2.04 above to the engagement of MedPointe as provided herein, Biovail remains obligated to perform all terms, obligations, covenants and agreement ascribed to it in this Agreement.

(f)            Biovail acknowledges and agrees that for the purposes of this Agreement, MedPointe will be deemed to be an agent of BPI and will also be regarded as a CSO. Biovail acknowledges and agrees that its indemnification obligations provided in Section 9.02 of this Agreement will also include any GSK Claim that arises out of, or is the result of, any act or omission by MedPointe (as a CSO).

(g)           Biovail will indemnify and hold harmless each GSK Party (as defined in Section 9.02) from and against any and all losses, liabilities, damages (exclusive of consequential or special losses or damages), fees (including, attorneys fees and costs of litigation), and expenses paid or payable by a GSK Party that result from or arise in connection with a claim, suit or other proceeding made or brought against a GSK Party (i) based on, resulting from, or arising in connection with any act or omission of any party under the MedPointe Detailing Services Agreement; and/or (ii) arising by or on behalf of MedPointe and/or any of MedPointe’s affiliates, employees, agents, officers, and directors.”

2.             The term “Designated Biovail Affiliate” will be deleted throughout the Agreement and replaced in all instances with “a CSO”, including, without limitation, in Section 9.02.

3.             The term “CSO” will be added as a new definition in Section 1.01 between the definitions of “Confidentiality Agreement” and “DDMAC.” The definition of “CSO” will be as follows:

“CSO” means a Third Party contract sales organization which is engaged in the business of promoting prescription drug products and which may only be engaged by Biovail or BPI as provided in Section 2.04.

4.             Section 12.06(b) of the Agreement will be deleted in its entirety and replaced with the following:

“(b)         All of the Parties’ rights and obligations under Articles 9 and 11 and Sections 2.04(f), 2.04(g), 5.01(a), and 12.05 shall survive expiration or termination of this Agreement.”

5.             All capitalized terms not otherwise defined in this Second Amendment will have the meanings ascribed to them in the Agreement.

6.             Except as otherwise amended by the terms of this Second Amendment, the provisions of the Agreement are unchanged, remain in full force and effect and are hereby ratified and confirmed except that each reference to the “Agreement” or words of like import in the Agreement will mean and be a reference to the Agreement as amended by this Second Amendment.

7.             This Second Amendment will be construed, and the respective rights of the Parties determined, according to the substantive law of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

8.             This Second Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment to the Amended and Restated Distribution Agreement the day and year first above written.

SMITHKLINE BEECHAM CORPORATION D/B/A GLAXOSMITHKLINE

By:	/s/ Donald F. Parman

Name:	Donald F. Parman

Title:	Vice President & Secretary

BIOVAIL LABORATORIES INTERNATIONAL SRL

By:	/s/ Arlene Fong

Name:	Arlene Fong

Title:	Manager & Secretary